Exhibit 16.1
July 7, 2011
Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549
Ladies and Gentleman:
We have read Item 4.01 of Form 8-K/A dated July 7, 2011, of Lending Club Corporation and are in agreement with the statements contained in the paragraphs 1 and 2 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.